Exhibit 99.1

Sierra Income Corporation Announces Q4 Distributions

NEW YORK, NY (January 8, 2013) – Sierra Income Corporation (“Sierra” or the “Company”) today announced that its Board of Directors declared a series of semi-monthly distributions for January, February and March 2013 of $0.03333 per share. These distributions represent an annualized yield of 8.0% based on the company’s current offering price of $10 per share. Stockholders of record as of each respective record date will be entitled to receive the distribution. Below are the details for each respective distribution;

Amount Per Share	Record Date	Payment Date
$0.03333	January 15, 2013	January 31, 2013
$0.03333	January 31, 2013	January 31, 2013
$0.03333	February 15, 2013	February 28, 2013
$0.03333	February 28, 2013	February 28, 2013
$0.03333	March 15, 2013	March 29, 2013
$0.03333	March 29, 2013	March 29, 2013

About Sierra Income Corporation

Sierra is a non-traded, externally managed, non-diversified closed end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income, and to a lesser extent, long-term capital appreciation. The Company invests primarily in senior secured debt, second lien debt and, to a lesser extent, subordinated debt of U.S. small and middle market companies with enterprise values ranging from approximately $50 million to $4 billion. Sierra’s investment activities are managed by its investment adviser, SIC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

About SIC Advisors LLC

SIC Advisors LLC, an affiliate of Medley LLC (“Medley”), is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Medley specializes in credit investing, including direct private lending and corporate credit related strategies and provides first lien, second lien and unitranche term loans to lower middle-market and middle-market companies with an investment size between $7 and 50 million. Medley supports acquisition and growth financings, leveraged buyouts, management buyouts, bank debt restructurings, CAPEX, Chapter 11 exit financing and DIP financing. Medley is headquartered in New York with offices in San Francisco.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.

Media Contact:

Richard Allorto

Chief Financial Officer

212-759-0777